Exhibit 99.2

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE WESTERN DISTRICT OF TEXAS

SAN ANTONIO DIVISION

In re:	§	Chapter 11
§
P10 INDUSTRIES, INC.	§	Case No. 17-50635-11-CAG
§
Debtor.	§
§

FIRST AMENDED PREPACKAGED PLAN OF

REORGANIZATION FOR P10 INDUSTRIES, INC. UNDER

CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE

DATED: April 20, 2017

ERIC TERRY LAW, PLLC

Eric Terry

Texas Bar No.

4040 Broadway Street

Suite 350

San Antonio, Texas 78209

Telephone: (210) 468-8274

Facsimile: (210) 319-5447

eric@ericterrylaw.com

PROPOSED ATTORNEY FOR

THE DEBTOR-IN-POSSESSION

TABLE OF CONTENTS

INTRODUCTION		5
ARTICLE I. DEFINED TERMS, RULES OF INTERPRETATION, CONSTRUCTION OF TERMS, COMPUTATION OF TIME AND GOVERNING LAW		5
A.	Defined Terms	5
B.	Rules of Interpretation and Construction of Terms	5
C.	Computation of Time	6
D.	Reference to Monetary Figures	6
E.	Governing Law	6

ARTICLE II. TREATMENT OF UNCLASSIFIED ADMINISTRATIVE AND PRIORITY TAX CLAIMS		6
B.	Administrative Claims	6
C.	Allowed Priority Tax Claims	8
D.	Ordinary Course Liabilities	8

ARTICLE III. CLASSIFICATION OF CLAIMS AND INTERESTS		8
A.	Classification of Claims and Interests	8
B.	Identification of Classes	9
C.	Unimpaired Classes	9
D.	Impaired, Voting Class	9
E.	Acceptance or Rejection of the Prepackaged Plan	9
F.	Elimination of Classes for Voting Purposes	9

ARTICLE IV. TREATMENT OF CLASSIFIED CLAIMS AND INTERESTS		10
A.	Treatment of Class1 – Allowed Secured Non-Tax Claims	10
B.	Treatment of Class 2 – Allowed Secured Tax Claims	10
C.	Treatment of Class 3 – Allowed Priority Non-Tax Claims	11
D.	Treatment of Class 4 – Allowed General Unsecured Claims	11
E.	Treatment of Class 5 – Interests	12

ARTICLE V. EFFECT OF PREPACKAGED PLAN AND MEANS FOR IMPLEMENTATION OF THE PREPACKAGED PLAN		12
A.	Legally Binding Effect	12
B.	Vesting of Property in the Reorganized Debtor	12
G.	Sources of Cash for Prepackaged Plan Distributions	14
H.	Directors	15
I.	Disclosure of Directors and Officers	15
J.	D&O Liability Insurance Policies	15
K.	New Indemnification Agreements	15
L.	Derivative Litigation Claims	16
M.	Cancellation of common stock in the Debtor and Issuance of New Common Stock in the Reorganized Debtor	16
N.	Bankruptcy Code § 1145 Exemption	16

ARTICLE VI. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		17
A.	Assumption and Rejection of Executory Contracts and Unexpired Leases	17

B.	Proposed Cure Claim Amounts	17
C.	Rejection Damages Bar Date	18
D.	Reservation of Rights	18
E.	Dispute Regarding Executory Nature of Contracts	19
F.	Post-Petition Contracts and Leases	19

ARTICLE VII. OBJECTIONS TO AND PROCEDURES FOR RESOLVING DISPUTES REGARDING CLAIMS AND INTERESTS		19
A.	Objections to Claims	19
B.	Claims Filed After Objection Deadline	19
C.	Allowance of Claims and Interests	19
D.	Claims Administration Responsibilities	19
E.	Estimation of Claims and Interests	20
F.	Adjustment to Claims Without Objection	20
G.	Disallowance of Claims or Interests	20
H.	Offer of Judgment	20

ARTICLE VIII. PROVISIONS GOVERNING DISTRIBUTIONS OF PROPERTY UNDER THE PREPACKAGED PLAN		20
A.	General	20
B.	Delivery of Distributions	21
C.	Allocation of Distributions:	21
D.	Rounding of Fractional Distributions	21
E.	Unclaimed Distributions	21
F.	Uncashed Checks	21
G.	Compliance with Tax Requirements	22
H.	De Minimus Distributions	22
I.	Setoffs and Recoupment	22
J.	No Postpetition Interest on Claims:	22

ARTICLE IX. SETTLEMENT, RELEASE, INJUNCTION AND RELATED PROVISIONS		22
A.	Comprehensive Settlement of Claims and Controversies	22
B.	Settlement of Claims with Legacy Purchaser	22
C.	Settlement of Claims with Mark Ascolese	23
D.	Settlement of Claims with Jay Powers	23
E.	Indemnities	23
F.	Section 1125(e) Release	23
G.	210 Release	23
H.	Debtor Officer and Director Release	23
I.	Discharge and Discharge Injunction	24
J.	Enjoining Holders of Claims Against and Interests in Debtor	24
K.	Integral to the Plan	25

ARTICLE X. RETENTION OF RIGHTS OF ACTION		25
A.	Reorganized Debtor’s Preservation, Retention and Maintenance of Rights of Action	25
B.	Preservation of All Rights of Action Not Expressly Settled or Released	25

ARTICLE XI. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PREPACKAGED PLAN		25
A.	Amendment or Modification of the Prepackaged Plan	25
B.	Revocation or Withdrawal of the Prepackaged Plan	26

ARTICLE XII. RETENTION OF JURISDICTION		26
A.	Exclusive Bankruptcy Court Jurisdiction	26
B.	Limitation on Jurisdiction	28

ARTICLE XIII. EVENTS OF DEFAULT		28
A.	Events of Default	28
B.	Remedies for Default	28

ARTICLE XIV. MISCELLANEOUS PROVISIONS		28
A.	Conditions to Confirmation	28
B.	Conditions to Occurrence of the Effective Date	29
C.	Waiver of Conditions	29
D.	Due Authorization by Claim and Interest Holders	29
E.	Filing of Additional Documentation	30
F.	Further Authorizations	30
G.	Post Confirmation Service List	30
H.	Successors and Assigns	30
I.	Transfer of Claims	30
J.	Notices	30
K.	U.S. Trustee Fees	31
L.	Implementation	31
M.	No Admissions	31
N.	Substantial Consummation	31
O.	Good Faith	32
P.	Final Decree	32
Q.	Severability of Prepackaged Plan Provisions	32

EXHIBITS

Glossary of Defined Terms	A
Form of Securities Purchase Agreement	B
Form of Loan Agreement	C
Officer and Director Disclosures	D
Rejected Executory Contracts List	E
Proposed Cure Claim Disclosure	F

INTRODUCTION

P10 Industries, Inc., a Delaware corporation formerly known as Active Power Inc. (the “Debtor”), debtor-in-possession in the Chapter 11 Case, together with its Co-Proponent 210/P10 Investment, LLC, respectfully submit this First Amended Prepackaged Plan of Reorganization for P10 Industries, Inc. Under Chapter 11 of the United States Bankruptcy Code pursuant to 11 U.S.C. § 1121(a). Reference is made to the Disclosure Statement under 11 U.S.C. § 1125 in Support of the Prepackaged Plan of Reorganization for P10 Industries, Inc. Under Chapter 11 of the United States Bankruptcy Code (the “Disclosure Statement”), filed contemporaneously with the Prepackaged Plan, for a summary and description of the Prepackaged Plan and certain related matters.

ARTICLE I.

DEFINED TERMS, RULES OF INTERPRETATION, CONSTRUCTION OF TERMS,

COMPUTATION OF TIME AND GOVERNING LAW

A. Defined Terms. All capitalized terms not defined elsewhere in the Prepackaged Plan shall have the meaning assigned to them in the Glossary of Defined Terms attached hereto as Exhibit A. Any capitalized term used in the Prepackaged Plan and not defined herein, but that is defined in the Bankruptcy Code, has the meaning assigned to that term in the Bankruptcy Code. Any capitalized term used in the Prepackaged Plan and not defined herein or in the Bankruptcy Code, but that is defined in the Bankruptcy Rules, has the meaning assigned to that term in the Bankruptcy Rules.

B. Rules of Interpretation and Construction of Terms.

1. For the purposes of the Prepackaged Plan:

a. any reference in the Prepackaged Plan to an existing document, schedule or exhibit filed or to be filed means that document, schedule or exhibit as it may have been or may be amended, supplemented, or otherwise modified; and

b. any reference in the Prepackaged Plan to a contract, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions.

2. Any reference to an Entity as a Holder of a Claim or Interest includes the Entity’s successors and assigns.

3. Any reference to docket numbers of documents filed in the Chapter 11 Case are references to docket numbers under the Bankruptcy Court’s CM/ECF system.

4. The words “herein,” “hereof,” and “hereunder” and other words of similar import refer to the Prepackaged Plan as a whole and not to any particular article, section, subsection or clause contained in the Prepackaged Plan, unless the context requires otherwise.

5. Whenever from the context it appears appropriate, each term stated in either the singular or the plural includes the singular and the plural, and pronouns stated in the masculine, feminine, or neuter form include the masculine, feminine, and neuter form.

6. The article and section headings contained in the Prepackaged Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of the Prepackaged Plan.

7. Captions and headings to articles, sections, and exhibits are inserted for convenience of reference only and are not intended to be part of or to affect the interpretation of the Prepackaged Plan.

8. The rules of construction set forth in Bankruptcy Code § 102 shall apply.

9. All exhibits to the Prepackaged Plan are incorporated into the Prepackaged Plan by this reference and are a part of the Prepackaged Plan as if set forth fully herein.

C. Computation of Time. In computing any period, date, or deadline prescribed or allowed in the Prepackaged Plan, the provisions of Bankruptcy Rule 9006(a) shall apply. If the date on which a transaction may or must occur pursuant to the Prepackaged Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day.

D. Reference to Monetary Figures. All references in the Prepackaged Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided.

E. Governing Law. Except to the extent the Bankruptcy Code or the Bankruptcy Rules are applicable, the rights and obligations arising under the Prepackaged Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas without giving effect to the principles of conflicts of law thereof.

ARTICLE II.

TREATMENT OF UNCLASSIFIED

ADMINISTRATIVE AND PRIORITY TAX CLAIMS

In accordance with Bankruptcy Code § 1123(a)(1), Administrative Claims and Priority Tax Claims have not been classified and thus are excluded from the Classes of Claims set forth in the Prepackaged Plan.

B. Administrative Claims.

1. General. Subject to the Administrative Claim Bar Date provisions herein and unless otherwise provided for in the Prepackaged Plan or an order of the Bankruptcy Court, each Holder of an Allowed Administrative Claim shall, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Administrative Claim be paid either Cash equal to the unpaid amount of such Allowed Administrative Claim or such other less favorable treatment as to which the Debtor or the Reorganized

Debtor and the Holder of such Allowed Administrative Claims shall have agreed upon in writing, at the Reorganized Debtor’s option on: (a) the Effective Date, (b) the Allowance Date, (c) the date such Allowed Administrative Claim becomes due and owing in the ordinary course of business, or (d) such date as is mutually agreed upon by the Debtor or the Reorganized Debtor and the Holder of such Allowed Administrative Claim.

2. Payment of Statutory Fees. All fees payable pursuant to 28 U.S.C. § 1930 shall be paid in Cash equal to the amount of such Administrative Claim when due.

3. Administrative Claim Bar Dates and Objection Deadlines.

a. Deadline. Except as otherwise provided in this section of the Prepackaged Plan, requests for payment of Administrative Claims for which no bar date has otherwise been previously established must be included within a motion or application and filed no later than the Administrative Claim Bar Date. Unless the Holder of an Allowed Administrative Claim is not otherwise paid in the ordinary course of business during the Chapter 11 Case, Holders of Administrative Claims that are required to file requests for payment of such Administrative Claims and that do not file such requests by the Administrative Claim Bar Date shall be forever barred from asserting such Administrative Claims against the Reorganized Debtor or its property. Objections to Administrative Claims must be filed and served on the Reorganized Debtor and the Holder of the Administrative Claim that is the subject of such objection no later than the Administrative Claim Objection Deadline.

b. Form. Requests for payment of Administrative Claims included in a Proof of Claim are of no force and effect, and are disallowed in their entirety as of the Confirmation Date unless such Administrative Claim is subsequently filed in timely motion or application as provided herein. However, to the extent a Governmental Unit is not required to file a request for payment of an Administrative Claim pursuant to Bankruptcy Code § 503(b)(1)(D), a Proof of Claim filed by such Governmental Unit prior to the applicable bar date set forth in the Prepackaged Plan for filing a request for payment of such Administrative Claim shall fulfill the requirements of this section of the Prepackaged Plan.

c. Professionals. All Professionals shall file and serve on the Post-Confirmation Service List an application for final allowance of any Professional Fee Claim no later than the Professional Fee Claim Bar Date. Objections to Professional Fee Claims must be filed and served on the Reorganized Debtor and the Professional to whose application the objections are addressed no later than the Professional Fee Claim Objection Deadline. Any Professional that does not file an application for final allowance of any Professional Fee Claim by the Professional Fee Claim Bar Date shall be forever barred from asserting any such Professional Fee Claim against the Reorganized Debtor or its property. Any professional fees and reimbursements for expenses incurred by the Reorganized Debtor after the Effective Date may be paid without application to the Bankruptcy Court.

d. Post-Petition Tax Claims. All requests for payment of Post-Petition Tax Claims for which no bar date has otherwise been previously established, must be filed on or before the Post-Petition Tax Claim Bar Date. A Holder of any Post-Petition Tax Claim that is required to file a request for payment of such taxes and does not file such request by the Post-Petition Tax Claim Bar Date shall be forever barred from asserting any such Post-Petition Tax Claim against the Reorganized Debtor or its property, whether any such Post-Petition Tax Claim is deemed to arise prior to, on, or subsequent to the Effective Date. To the extent that the Holder of a Post-Petition Tax Claim holds a Lien to secure its Post-Petition Tax Claim under applicable state law, the Holder of such Post-Petition Tax Claim shall retain its Lien until its Allowed Post-Petition Tax Claim has been paid in full. Objections to Post-Petition Tax Claims must be filed and served on the Reorganized Debtor and the Holder of the Post-Petition Tax Claim that is the subject of such objection no later than the Post-Petition Tax Claim Objection Deadline.

C. Allowed Priority Tax Claims. Unless otherwise provided for pursuant to an order of the Bankruptcy Court, each Holder of an Allowed Priority Tax Claim due and payable on or prior to the Effective Date shall receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Priority Tax Claim, either (a) at the sole discretion of the Reorganized Debtor, either (i) cash equal to the amount of such Allowed Priority Tax Claim as soon as reasonably practicable after the later of (A) the Effective Date, (B) the Allowance Date, or (C) such date as is mutually agreed upon by the Debtor or the Reorganized Debtor and the Holder of such Allowed Priority Tax Claim, (ii) pursuant to Bankruptcy Code § 1129(a)(9)(C), deferred cash payments made on the first Business Day following each anniversary of the Effective Date over a period not exceeding five (5) years after the Petition Date, with a total value as of the Effective Date equal to the amount of such Allowed Priority Tax Claim. All Allowed Priority Tax Claims against the Debtor that is not due and payable on the Effective Date shall be paid in the ordinary course of business by the Reorganized Debtor in accordance with the applicable non-bankruptcy law governing such Claims.

D. Ordinary Course Liabilities. The Debtor shall pay each Ordinary Course Liability pursuant to the payment terms and conditions of the particular transaction giving rise to the Ordinary Course Liability. Holders of an Ordinary Course Liability are not required to file or serve any request for payment of the Ordinary Course Liability.

ARTICLE III.

CLASSIFICATION OF CLAIMS AND INTERESTS

A. Classification of Claims and Interests. Pursuant to Bankruptcy Code § 1122, a Claim or Interest is placed in a particular Class for purposes of voting on the Prepackaged Plan and receiving Distributions under the Prepackaged Plan only to the extent (i) the Claim or Interest qualifies within the description of that Class; (ii) the Claim or Interest is an Allowed Claim or Allowed Interest in that Class; and (iii) the Claim or Interest has not been paid, released, or otherwise compromised before the Effective Date. In accordance with Bankruptcy Code § 1123(a)(1), all Claims and Interests except Administrative Claims and Priority Tax Claims are classified in the Classes set forth below.

B. Identification of Classes.

1. Class 1 – Allowed Secured Non-Tax Claims. Class 1 shall consist of all Allowed Secured Non-Tax Claims. Each Secured Non-Tax Claim in Class 1 shall be assigned to a separate subclass.

2. Class 2 – Allowed Secured Tax Claims: Class 2 shall consist of all Allowed Secured Tax Claims. Each Secured Tax Claim in Class 2 shall be assigned to a separate subclass.

3. Class 3: Allowed Priority Non-Tax Claims. Class 3 shall consist of all Allowed Priority Non-Tax Claims.

4. Class 4 – Allowed General Unsecured Claims. Class 4 shall consist of all Allowed General Unsecured Claims.

5. Class 5 – Interests. Class 5 shall consist of all Interests in the Debtor.

C. Unimpaired Classes. Classes 1, 2, 3, 4, and 5 are Unimpaired under the Prepackaged Plan. Under Bankruptcy Code § 1126(f), Holders of Claims in Classes 1, 2, 3, and 4, and Holders of Interests in Class 5, are conclusively presumed to have accepted the Prepackaged Plan and are therefore not entitled to vote to accept or reject the Prepackaged Plan. Notwithstanding the foregoing, at the Confirmation Hearing the Debtor will make an evidentiary showing that the Prepackaged Plan does not discriminate unfairly and is fair and equitable with respect to Class 5 Interests in the Debtor.

D. Impaired, Voting Class. Under Bankruptcy Code § 1126(a), holders of claims and interests that are impaired are entitled to vote to accept or reject the Prepackaged Plan. None of the Classes under the Prepackaged Plan are Impaired and therefore none of the Classes of Claims and Interests are entitled to vote on the Prepackaged Plan.

E. Acceptance or Rejection of the Prepackaged Plan. An Impaired, Voting Class of Claims has accepted the Prepackaged Plan if the Holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims in such Class actually voting have voted to accept the Prepackaged Plan.

F. Elimination of Classes for Voting Purposes. Any Class that is not occupied as of the date of the commencement of the Confirmation Hearing by an Allowed Claim, an Allowed Interest, or a Claim or Interest temporarily allowed under Bankruptcy Rule 3018 or as to which no vote is cast shall be deemed deleted from the Prepackaged Plan for purposes of voting on acceptance or rejection of the Prepackaged Plan by such Class under Bankruptcy Code § 1129(a)(8).

ARTICLE IV.

TREATMENT OF CLASSIFIED CLAIMS AND INTERESTS

A. Treatment of Class1 – Allowed Secured Non-Tax Claims.

1. Subclasses. If there is more than one Allowed Non-Tax Secured Claim, then each Allowed Secured Non-Tax Claim shall be classified in a separate subclass (to be designated 1A, 1B, 1C, etc.).

2. Impairment and Voting. Class 1 (and each sub-Class therein, as applicable) is Unimpaired by the Prepackaged Plan. Each Holder of an Allowed Non-Tax Secured Claim is not entitled to vote to accept or reject the Prepackaged Plan and shall be conclusively presumed to have accepted the Prepackaged Plan.

3. Treatment. Unless otherwise provided for pursuant to an order of the Bankruptcy Court, each Holder of an Allowed Secured Non-Tax Claim shall receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Secured Non-Tax Claim as soon as reasonably practicable after the later of (a) the Effective Date, (b) the Allowance Date, (c) the date such Allowed Secured Non-Tax Claim becomes due and owing in the ordinary course of business, and (d) such date as is mutually agreed upon by the Debtor or the Reorganized Debtor and the Holder of such Allowed Secured Non-Tax Claim either: (a) at the sole discretion of the Debtor or the Reorganized Debtor, as applicable, (i) Cash equal to the unpaid portion of such Allowed Secured Non-Tax Claim, including any interest on such Allowed Secured Non-Tax Claim required to be paid pursuant to Bankruptcy Code § 506(b), or (ii) reinstatement of the legal, equitable, and contractual rights of the Holder of such Allowed Secured Non-Tax Claim; or (b) such other treatment as may be agreed to by the Debtor and the Holder of such Allowed Secured Non-Tax Claim in writing.

B. Treatment of Class 2 – Allowed Secured Tax Claims.

1. Subclasses. If there is more than one Allowed Secured Tax Claim, then each Allowed Secured Tax Claim shall be classified in a separate subclass (to be designated 2A, 2B, 2C, etc.).

2. Impairment and Voting. Class 2 (and each sub-Class therein, as applicable) is Unimpaired by the Prepackaged Plan. Each Holder of an Allowed Secured Tax Claim is not entitled to vote to accept or reject the Prepackaged Plan and shall be conclusively presumed to have accepted the Prepackaged Plan.

3. Treatment. Unless otherwise provided for pursuant to an order of the Bankruptcy Court, each Holder of an Allowed Secured Tax Claim shall receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Secured Tax Claim, either: (a) at the sole discretion of the Debtor or the Reorganized Debtor (i) Cash equal to the unpaid portion of such Allowed Secured Tax Claim, including any interest on such Allowed Secured Tax Claim required to be paid pursuant to Bankruptcy Code § 506(b) as soon as reasonably practicable after the later of (A) the Effective Date, (B) the Allowance Date, (C) the date such Allowed Secured Tax Claim becomes due and owing in the ordinary course of business, and (D) such date as is mutually agreed upon by the Debtor or the Reorganized Debtor and the Holder of such Allowed Secured Tax Claim, (ii) pursuant to Bankruptcy Code § 1129(a)(9)(D), deferred cash payments made on the first Business Day following each anniversary of the Effective Date over a period not exceeding five (5) years after the Petition Date, with a total value as of the Effective Date equal to the amount of such Allowed Secured Tax Claim, or (iii) reinstatement of the legal, equitable, and contractual rights of the Holder of such Allowed Secured Tax Claim; or (b) such other treatment as may be agreed to by the Debtor and the Holder of such Allowed Secured Tax Claim in writing.

C. Treatment of Class 3 – Allowed Priority Non-Tax Claims.

1. Impairment and Voting. Class 3 is Unimpaired by the Prepackaged Plan. Each Holder of an Allowed Priority Non-Tax Claim is not entitled to vote to accept or reject the Prepackaged Plan and shall be conclusively presumed to have accepted the Prepackaged Plan.

2. Treatment. Unless otherwise provided for pursuant to an order of the Bankruptcy Court, each Holder of an Allowed Priority Non-Tax Claim shall receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Priority Non-Tax Claim as soon as reasonably practicable after the later of (a) the Effective Date, (b) the Allowance Date, (c) the date such Allowed Priority Non-Tax Claim becomes due and owing in the ordinary course of business, and (d) such date as is mutually agreed upon by the Debtor or the Reorganized Debtor and the Holder of such Allowed Priority Non-Tax Claim either: (a) at the sole discretion of the Debtor or the Reorganized Debtor, as applicable, (i) Cash equal to the unpaid portion of such Allowed Priority Non-Tax Claim or (ii) reinstatement of the legal, equitable, and contractual rights of the Holder of such Allowed Priority Non-Tax Claim; or (b) such other treatment as may be agreed to by the Debtor and the Holder of such Allowed Priority Non-Tax Claim in writing.

D. Treatment of Class 4 – Allowed General Unsecured Claims.

1. Impairment and Voting. Class 4 is Unimpaired by the Prepackaged Plan. Each Holder of an Allowed General Unsecured Claim is not entitled to vote to accept or reject the Prepackaged Plan and shall be conclusively presumed to have accepted the Prepackaged Plan.

2. Treatment. Unless otherwise provided for pursuant to an order of the Bankruptcy Court, each Holder of an Allowed General Unsecured Claim shall receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed General Unsecured Claim as soon as reasonably practicable after the later of (a) the Effective Date, (b) the Allowance Date, (c) the date such Allowed General Unsecured Claim becomes due and owing in the ordinary course of business, and (d) such date as is mutually agreed upon by the Debtor or the Reorganized Debtor and the Holder of such Allowed General Unsecured Claim either: (a) at the sole discretion of the Debtor or the Reorganized Debtor, as applicable, (i) Cash equal to the unpaid portion of such Allowed General Unsecured Claim or (ii) reinstatement of the legal, equitable, and contractual rights of the Holder of such Allowed General Unsecured Claim; or (b) such other treatment as may be agreed to by the Debtor and the Holder of such Allowed General Unsecured Claim in writing.

E. Treatment of Class 5 – Interests.

1. Impairment and Voting. Class 5 is Unimpaired by the Prepackaged Plan. Each Holder of Interests is not entitled to vote to accept or reject the Prepackaged Plan and shall be conclusively presumed to have accepted the Prepackaged Plan.

2. Treatment. Unless otherwise provided for in the Prepackaged Plan or pursuant to an order of the Bankruptcy Court, on the Effective Date, the shares of common stock owned or held by Holders of Class 5 Interests shall for all purposes be deemed cancelled and the Holders of Class 5 Interests shall be issued an equal number of shares of common stock in the Reorganized Debtor as more fully described in Article V.M herein below, and the Holders of Class 5 Interests that are options to acquire common stock in the Debtor shall be issued options to receive the same number of shares of common stock in the Reorganized Debtor upon the terms and in the amounts provided for in such options that are cancelled pursuant to this Prepackaged Plan.

F. Special Provision Governing Unimpaired Claims and Interests. Except as otherwise provided in the Prepackaged Plan, nothing under the Prepackaged Plan will affect the Debtor’s rights in respect of any Unimpaired Claims or Interests, including all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claims or Interests, including the right to Cure any arrearages or defaults that may exist with respect to contracts to be assumed under the Prepackaged Plan.

ARTICLE V.

EFFECT OF PREPACKAGED PLAN AND MEANS FOR IMPLEMENTATION OF THE

PREPACKAGED PLAN

A. Legally Binding Effect. Provisions of this Prepackaged Plan shall bind all Creditors and Interest Holders, including such Holder’s respective successors and assigns, whether or not they accept the Prepackaged Plan. On and after the Effective Date, all Creditors and Interest Holders shall be precluded and enjoined from asserting any Claim or Interest against the Debtor, the Reorganized Debtor or its assets or properties based on any transaction or other activity of any kind that occurred prior to the Confirmation Date except as permitted under the Prepackaged Plan.

B. Vesting of Property in the Reorganized Debtor. On the Effective Date, except as otherwise expressly provided in the Prepackaged Plan, title to all Estate property, including all Rights of Action, shall vest in the Reorganized Debtor free and clear of all Liens, Claims, charges or other encumbrances of any kind, except pursuant and subject to the terms and conditions of the SPA, the Loan Documents, or the SPA Ancillary Documents. On and after the occurrence of the Effective Date, except as otherwise provided in the Prepackaged Plan, the Reorganized Debtor may operate its business and may use, acquire and dispose of its Assets free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. Without limiting the foregoing, the Reorganized Debtor may pay the charges that it incurs on or after the Effective Date for professionals’ fees, disbursements, expenses or related support services without application to the Bankruptcy Court.

C. Operations Between the Confirmation Date and Effective Date. During the period from the Confirmation Date through and until the Effective Date, the Debtor may continue to operate its business as debtor in possession, subject to all applicable orders of the Bankruptcy Court and any limitations or agreements set forth in the 210 RSA.

D. Corporate Action. The entry of the Confirmation Order shall constitute authorization for the Debtor and the Reorganized Debtor to take or cause to be taken all corporate actions necessary or appropriate to implement all provisions of, and to consummate, the Prepackaged Plan, the SPA, the Loan Documents, and the SPA Ancillary Documents prior to, on and after the Effective Date and all such actions taken or caused to be taken shall be deemed to have been authorized and approved by the Bankruptcy Court without further approval, act or action under any applicable law, order, rule or regulation, including, without limitation, any action required by the Holders of Interests, officers, or directors of the Debtor or Reorganized Debtor, including, among other things: (1) the approval and effectiveness of the New Organizational Documents; (2) the issuance of the SPA Common Stock pursuant to the SPA (3) the issuance of New Common Stock in the Reorganized Debtor to replace the cancelled shares of common stock in the Debtor; (4) the execution and delivery of, and performance under the SPA, the Loan Documents, and the SPA Ancillary Documents and the incurrence of indebtedness and obligations thereunder; (5) all transfers of Assets that are to occur pursuant to the Prepackaged Plan; (6) the incurrence of all obligations contemplated by the Prepackaged Plan and the making of Distributions; and (7) the implementation of all settlements and compromises as set forth in or contemplated by the Prepackaged Plan. On the Effective Date, the officers of the Debtor and the Reorganized Debtor are authorized and directed to do all things and to execute and deliver all agreements, documents, instruments, notices and certificates as are contemplated by the Prepackaged Plan and to take all necessary actions required in connection therewith, in the name of and on behalf of the Debtor and the Reorganized Debtor, as applicable. The authorizations and approvals contemplated by this Article V of the Prepackaged Plan shall be effective notwithstanding any requirements under non-bankruptcy law.

E. Governance Documents and Corporate Existence. Except as otherwise provided in the Prepackaged Plan, the Debtor shall continue to exist after the Effective Date as the Reorganized Debtor in accordance with the applicable laws of the jurisdiction in which it is incorporated or formed and pursuant to the charter and by-laws (or other formation documents) in effect prior to the Effective Date, except to the extent such charter and by-laws (or other formation documents) are amended under the Prepackaged Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Prepackaged Plan and require no further action or approval (other than any requisite filings required under applicable state or federal law).

F. Restructuring Transactions. On or prior to the Effective Date, the following transactions and the transactions identified in Article V.H herein below (the “Restructuring Transactions”) shall be effectuated in the following order:

1. New Organizational Documents. In accordance with Article V.D of the Prepackaged Plan, on or immediately prior to the Effective Date, the New Organizational Documents shall be adopted as may be necessary to effectuate the transactions contemplated by the Prepackaged Plan. The Reorganized Debtor will file its New

Organizational Documents with the Delaware Secretary of State and/or other applicable authorities in accordance with applicable corporate laws. The New Organizational Documents will prohibit the issuance of non-voting equity securities, to the extent required under Bankruptcy Code § 1123(a)(6). After the Effective Date, the Reorganized Debtor may amend and restate its New Organizational Documents and other constituent documents as permitted by the terms thereof and applicable law.

2. SPA Closing. Subject to and in accordance with the terms and conditions of the SPA, the closing on the SPA shall occur. 210 shall wire the SPA Purchase Consideration to the Reorganized Debtor and the Reorganized Debtor shall immediately take all actions necessary to effectuate the transfer of the SPA Common Stock to 210, including by delivering irrevocable instructions to AST instructing AST to deliver a stock certificate to 210 evidencing the purchased SPA Common Stock. All of the SPA Common Stock issued pursuant to the SPA and the Prepackaged Plan shall be duly authorized, validly issued, fully paid, and nonassessable, and shall be subject to the terms and conditions of the Reorganized Debtor’s Organizational Documents as amended, modified, or altered by the Prepackaged Plan or Confirmation Order.

3. Langley Lease Assignment. The Debtor shall assume and assign the Braker Facility Lease to Langley in accordance with Article VI.B.2 of the Prepackaged Plan.

4. Ascolese Settlement Options. Mark Ascolese will receive the Ascolese Settlement Options as more fully described in Article IX.C of the Prepackaged Plan.

5. Execution of Loan Agreement. The Reorganized Debtor and 210 shall execute the Loan Agreement, any other applicable Loan Documents, and any related agreements without the need for any further corporate or other organizational action and without further action by or approval of the Bankruptcy Court.

6. Execution of SPA Ancillary Documents. The Reorganized Debtor and 210, as applicable, shall execute the remaining SPA Ancillary Documents for which the necessary conditions as provided in the SPA, the Prepackaged Plan, and Confirmation Order shall have occurred.

7. Cancellation of common stock in the Debtor and Issuance of New Common Stock in the Reorganized Debtor. The actions identified in Article V.M of the Prepackaged Plan shall be implemented in the order identified therein.

8. Director and Officer Changes. The actions identified in Article V.H of the Prepackaged Plan shall be implemented in the order identified therein.

G. Sources of Cash for Prepackaged Plan Distributions. All Cash necessary for the Reorganized Debtor to make Distributions under the Prepackaged Plan shall be obtained from the Debtor’s existing Cash balances, the SPA Purchase Consideration, or the liquidation of property of the Estate.

H. Directors and Officers of the Reorganized Debtor.

1. On the Effective Date, all of the Debtor’s then-existing directors, except for the Continuing Directors, shall voluntarily resign. The Continuing Directors shall continue on the board of directors of the Reorganized Debtor as Class II directors.

2. On the Effective Date, the 210 Designees shall be designated to the board of directors of the Reorganized Debtor as Class I directors and Stephen Clearman shall be appointed as a special observer of the Reorganized Debtor’s board of directors with the right to notice of and the right to attend meetings of the board of directors of the Reorganized Debtor, but without any voting rights at any such meeting. The 210 Designees shall stand for re-election to the Reorganized Debtor’s board of directors in 2018 at the Reorganized Debtor’s annual meeting of shareholders. Robert Alpert shall be appointed as Chairman of the Board of the Reorganized Debtor’s board of directors.

3. On the Effective Date, the Continuing Directors and the 210 Designees shall nominate Mark Hood as the fifth director, which director shall be an “Independent” director as defined by the NASDAQ, and subject to the affirmative vote of a majority of the four directors, consisting of the 210 Designees and the Continuing Directors, such independent director shall be appointed as the fifth member of the Reorganized Debtor’s board of directors to serve in Class III. The independent director shall stand for re-election to the Reorganized Debtor’s board of directors in 2018 at the Reorganized Debtor’s annual meeting of shareholders.

4. On the Effective Date, the Continuing Officers shall continue as the Reorganized Debtor’s chief executive officer and chief financial officer respectively.

5. On the Effective Date, Jay Powers shall receive the settlement consideration as more fully described in Article IX.D of the Prepackaged Plan.

I. Disclosure of Directors and Officers. Pursuant to Bankruptcy Code § 1129(a)(5), the identity and affiliations of any person designated to serve on the initial board of directors of the Reorganized Debtor or as an officer of the Reorganized Debtor will be disclosed in the Plan Supplement. To the extent such person is an insider, the nature of any compensation payable to such person will also be included in the Plan Supplement.

J. D&O Liability Insurance Policies. The Debtor or the Reorganized Debtor, as the case may be, shall purchase and maintain director and officer liability insurance coverage for officers and directors of the Reorganized Debtor, including reasonably sufficient tail coverage (i.e., directors’ and officers’ insurance coverage that extends beyond the end of the policy period) for any director and officer liability policies in effect on the Petition Date for the Debtor’s current and former directors, officers, and managers for such terms or periods of time, to be reasonable under the circumstances. All such policies shall be acceptable to 210 and the 210 Directors in all respects.

K. New Indemnification Agreements. The Reorganized Debtor shall enter into indemnification agreements, in a form and substance satisfactory to the directors of the Reorganized Debtor, with each of the directors of the Reorganized Debtor, including the 210 Directors, in the form to be included in the Plan Supplement.

L. Derivative Litigation Claims. Claims or Rights of Action derivative of or from the Debtor are Estate property under Bankruptcy Code § 541. On and after the Effective Date, all such Derivative Litigation Claims, regardless of whether pending on the Petition Date, will be retained by, vest in, and/or become property of the Reorganized Debtor. All named plaintiffs (including certified and uncertified classes of plaintiffs) in any actions pending on the Effective Date relating to any Derivative Litigation Claims and their respective servants, agents, attorneys, and representatives shall, on and after the Effective Date, be permanently enjoined, stayed, and restrained from pursuing or prosecuting any Derivative Litigation Claim.

M. Cancellation of common stock in the Debtor and Issuance of New Common Stock in the Reorganized Debtor. At 4:00 p.m., Eastern Time, on the Effective Date, all issued and outstanding shares of common stock in the Debtor (other than the shares issued pursuant to the SPA) will be deemed cancelled pursuant to the terms of the Prepackaged Plan and Confirmation Order without the need for any further action on the part of the Debtor, the Reorganized Debtor, the stockholders or their respective agents. Immediately thereafter, shares of New Common Stock issued by the Reorganized Debtor shall be deemed issued to each of the holders of cancelled shares as of 4:00 p.m., Eastern Time, on the Effective Date, such that each cancelled share shall be replaced by a share of New Common Stock in the Reorganized Debtor in the same names and same amounts as were outstanding immediately prior to 4:00 p.m., Eastern Time, on the Effective Date. For the avoidance of doubt, the total number of newly issued and outstanding shares of New Common Stock in the Reorganized Debtor shall be equal to the number of shares in the Debtor that are cancelled by this provision of the Prepackaged Plan. All of the New Common Stock shall be duly authorized, validly issued, fully paid, and nonassessable, and shall be subject to the terms and conditions of the Reorganized Debtor’s New Organizational Documents, including, without limitation, the Charter Amendment and the transfer restrictions contained therein. All New Common Stock shall be deemed issued as of 4:00 p.m., Eastern Time, on the Effective Date regardless of the date on which the shares of New Common Stock are actually distributed. In connection with the shares of New Common Stock to be issued to DTC pursuant to the Plan in exchange for shares of common stock in the Debtor held by DTC immediately prior to 4:00 p.m., Eastern Time, on the Effective Date, the Reorganized Debtor need not provide any further evidence to DTC other than the Plan or the Confirmation Order.

N. Bankruptcy Code § 1145 Exemption. To the extent provided in Bankruptcy Code § 1145 and under applicable nonbankruptcy law, the issuance under the Prepackaged Plan of the New Common Stock to the Holders of Class 5 Interests will be exempt from registration under the Securities Act and all rules and regulations promulgated thereunder and shall be freely tradeable by the holders of the New Common Stock, except to the extent prohibited by the Charter Amendment.

ARTICLE VI.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A. Assumption and Rejection of Executory Contracts and Unexpired Leases.

1. Assumed Executory Contracts and Unexpired Leases: Except as otherwise specifically provided herein, or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Prepackaged Plan, as of the Effective Date, the Reorganized Debtor shall be deemed to have assumed each Executory Contract and Unexpired Lease to which the Reorganized Debtor is a party, unless such contract or lease (i) was previously assumed or rejected by the Debtor, (ii) was previously expired or terminated pursuant to its own terms, (iii) is the subject of a motion to reject filed by the Debtor on or before the Confirmation Date, (iv) is the subject of a motion to assume and assign on or before the Confirmation Date, or (v) is a Rejected Executory Contract as set forth on Exhibit E hereto or otherwise included in the Plan Supplement.

Unless otherwise specified, each Executory Contract and Unexpired Lease shall include any and all modifications, amendments, supplements, restatements or other agreements made directly or indirectly by any agreement, instrument or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument or other document is listed on Exhibit E or F hereto or otherwise included in the Plan Supplement.

At any time prior to the Effective Date, the Debtor, with the consent of 210, may determine to include or exclude any Executory Contract or Unexpired Lease from the list of Rejected Executory Contracts set forth on Exhibit E hereto or otherwise included in the Plan Supplement. The Debtor or Reorganized Debtor, as applicable, shall notify the non-Debtor party or parties to such Executory Contracts or Unexpired Leases by written notice as soon as practicable after such determination.

2. Assumption and Assignment of the Braker Facility Lease. To the extent not already authorized and/or implemented by an Order of the Bankruptcy Court, the Debtor shall assume and assign the Braker Facility Lease to Langley.

3. Rejection of Certain Executory Contracts and Unexpired Leases: All Rejected Executory Contracts shall be rejected as of the Confirmation Date (which rejection shall be effective on the Effective Date), and such Rejected Executory Contracts shall no longer represent the binding obligations of the Reorganized Debtor after the Effective Date. Entry of the Confirmation Order shall constitute approval of such rejections under Bankruptcy Code §§ 365 and 1123.

B. Proposed Cure Claim Amounts: The Proposed Cure Claim Disclosure contains the Proposed Cure Amount for each Assumed Executory Contract.

1. Objections to Proposed Cure Claim Amounts: Any objection to a Proposed Cure Claim Amount must be filed with the Bankruptcy Court, and a copy served on the Debtors, on or before the Proposed Cure Claim Objection Deadline.

2. Failure to Object to a Proposed Cure Claim Amount. If the non-Debtor party to an Assumed Executory Contract does not file an objection to the Proposed Cure Claim Amount related to such Assumed Executory Contract, the Proposed Cure Claim Amount will be deemed the Allowed Amount of the Cure Claim related to such Assumed Executory Contract.

3. Resolution of Objection to Proposed Cure Claim Amount. If an objection is filed to a Proposed Cure Claim Amount by the Proposed Cure Claim Objection Deadline, the Allowed Amount of the Cure Claim related to such Assumed Executory Contract shall be determined by agreement of the parties to such Assumed Executory Contract or by subsequent order of the Bankruptcy Court.

4. Deemed Assumption Subject to Revocation. At the option of the Reorganized Debtor, an Assumed Executory Contract for which the associated Proposed Cure Claim Amount is subject to an objection will be deemed assumed by the Reorganized Debtor effective on the Effective Date; provided, however, the Reorganized Debtor may revoke an assumption of any such Executory Contract or Unexpired Lease within twenty (20) days after the later of (i) the Effective Date, or (ii) entry of an order by the Bankruptcy Court adjudicating the objection to the Proposed Cure Claim Amount related to such Executory Contract or Unexpired Lease, by filing a notice of such revocation with the Bankruptcy Court and serving a copy on the party(ies) whose Executory Contract or Unexpired Lease is rejected. Any Executory Contract or Unexpired Lease identified in such revocation notice shall be deemed rejected retroactively on the Effective Date. Any party whose Executory Contract or Unexpired Lease is rejected pursuant to a revocation notice may file a claim arising out of such rejection within thirty (30) days after such revocation notice is filed with the Bankruptcy Court, and any such rejection claim not filed by that deadline shall be discharged and forever barred. The Reorganized Debtor shall have the right to object to any such rejection claim.

5. Payment of Cure Claims: Within ten (10) Business Days after the Effective Date, the Reorganized Debtor shall pay all Allowed Cure Claims that are not subject to an objection. The Reorganized Debtor shall pay all Cure Claims that are subject to an objection within twenty (20) days of the later of the (a) Effective Date, and (b) the Allowance Date.

C. Rejection Damages Bar Date. Except as otherwise provided for in an order of the Bankruptcy Court, any Claim arising out of the rejection of an Executory Contract or Unexpired Lease pursuant to the Confirmation Order or prior order of the Bankruptcy Court must be filed with the Bankruptcy Court on or before the Rejection Claim Bar Date, and shall be served on counsel for the Reorganized Debtors. Any such Claims not filed by the Rejection Claim Bar Date shall be discharged and forever barred. Each Allowed Claim arising from the rejection of an Executory Contract or Unexpired Lease shall be treated as an Allowed General Unsecured Claim. The Bankruptcy Court shall determine the amount, if any, of the Claim of any Entity seeking damages because of the rejection of any Executory Contract or Unexpired Lease.

D. Reservation of Rights. Neither the exclusion nor inclusion of any contract or lease by the Debtors on any Exhibit to the Prepackaged Plan, nor anything contained in the Prepackaged Plan, will constitute an admission by the Debtor or the Reorganized Debtor that any such contract or lease is or is not in fact an Executory Contract or Unexpired Lease or that the Debtor or the Reorganized Debtor has any liability under such Executory Contract or Unexpired Lease. Nothing in the Prepackaged Plan will waive, excuse, limit, diminish, or otherwise alter any of the defenses, Claims, Rights of Action, or other rights of the Debtor or the Reorganized Debtor under any Executory Contract or non-Executory Contract or any Unexpired Lease or expired lease. Nothing in the Prepackaged Plan will increase, augment, or add to any of the duties, obligations, responsibilities, or liabilities of the Debtor or the Reorganized Debtor under any Executory Contract or non-Executory Contract or any Unexpired Lease or expired lease.

E. Dispute Regarding Executory Nature of Contracts. If there is a dispute regarding whether a contract or lease is or was an Executory Contract or Unexpired Lease at the time of assumption or rejection, then the Reorganized Debtor will have thirty (30) days following entry of a Final Order resolving such dispute to amend their decision to assume or reject such contract or lease.

F. Post-Petition Contracts and Leases. Subsequent to the Petition Date, the Debtor shall not enter any contracts, agreements or leases without the consent of 210. Any such contract, agreement or lease entered into pursuant to the terms of this Article VI.F of the Prepackaged Plan shall be deemed assigned by the Debtor to the Reorganized Debtor, as applicable, on the Effective Date, and may be performed by the Reorganized Debtor in the ordinary course of business.

ARTICLE VII.

OBJECTIONS TO AND PROCEDURES FOR RESOLVING DISPUTES REGARDING

CLAIMS AND INTERESTS

A. Objections to Claims. Unless otherwise provided herein, objections to Claims shall be filed with the Bankruptcy Court and served upon the Holders of each of the Claims to which objections are made as soon as practicable, but in no event later than 180 days after the Proof of Claim Bar Date. The deadline to object to Claims can be extended automatically for an additional 90 days by the Reorganized Debtor filing a notice with the Court. Further extensions to the deadline to object to Claims may be granted by the Court upon motion of the Reorganized Debtor without notice or a hearing.

B. Claims Filed After Objection Deadline. Unless the Court otherwise directs or unless otherwise provided herein, any newly filed Claim filed later than 180 days after the Proof of Claim Bar Date shall be disallowed in full and removed from the Claims Register without further order of the Bankruptcy Court. Filed or scheduled claims may be amended or reconsidered only as provided in the Bankruptcy Code and Bankruptcy Rules.

C. Allowance of Claims and Interests. After the Effective Date, except as released in the Prepackaged Plan or by Bankruptcy Court order, the Reorganized Debtor shall have and retain any and all rights and defenses the Debtors had with respect to any Claims immediately prior to the Effective Date, including Rights of Action.

D. Claims Administration Responsibilities. Except as otherwise specifically provided in the Prepackaged Plan, after the Effective Date, the Reorganized Debtor shall have the authority: (1) to file, withdraw, or litigate to judgment any objections to Claims; (2) to settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court.

E. Estimation of Claims and Interests. After the Effective Date, the Reorganized Debtor may (but is not required to) at any time request that the Bankruptcy Court estimate any Disputed Claim that is contingent or unliquidated pursuant to Bankruptcy Code § 502(c), regardless of whether any party previously has objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim, including during the litigation of any objection to any Claim or during the appeal relating to such objection. Notwithstanding any provision otherwise in the Prepackaged Plan, a Claim that has been removed from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Prepackaged Plan (including for purposes of Distributions), and the Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim or Interest. Notwithstanding Bankruptcy Code § 502(j), in no event shall any Holder of a Claim that has been estimated pursuant to Bankruptcy Code § 502(c) or otherwise be entitled to seek reconsideration of such estimation unless such Holder has filed a motion requesting the right to seek such reconsideration on or before twenty (20) days after the date on which such Claim is estimated.

F. Adjustment to Claims Without Objection. Any Claim that has been paid or satisfied, or any Claim that has been amended or superseded, may be adjusted or removed from the Claims Register at the request of the Reorganized Debtor without any further notice to or action, order, or approval of the Bankruptcy Court.

G. Disallowance of Claims or Interests. Any Claims or Interests held by entities from which property is recoverable under Bankruptcy Code §§ 542, 543, 550, or 553 or that is a transferee of a transfer avoidable under Bankruptcy Code §§ 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a), shall be deemed disallowed pursuant to Bankruptcy Code § 502(d), and the Holders of such Claims may not receive any distributions on account of such Claims until such time as such Right of Action against such Entities have been settled or a Bankruptcy Court order with respect thereto has been entered and all sums due, if any, to the Estate by such Entities have been turned over or paid to the Reorganized Debtor.

H. Offer of Judgment. The Reorganized Debtor is authorized to serve upon a Holder of a Claim an offer to allow judgment to be taken on account of such Holder’s Claim, and, pursuant to Bankruptcy Rules 7068 and 9014, Federal Rule of Civil Procedure 68 shall apply to such offer of judgment. To the extent the Holder of a Claim must pay the costs incurred by the Reorganized Debtor after the Reorganized Debtor makes such offer, the Reorganized Debtor is entitled to set off such amounts against the amount of any distribution owing to such Holder without any further notice to or action, order, or approval of the Bankruptcy Court.

ARTICLE VIII.

PROVISIONS GOVERNING DISTRIBUTIONS OF

PROPERTY UNDER THE PREPACKAGED PLAN

A. General: Except as otherwise specified herein, the Reorganized Debtor shall make all Distributions required under the Prepackaged Plan.

B. Delivery of Distributions: Subject to Bankruptcy Rule 9010, Distributions to Holders of Allowed Claims will be made by mail (1) at the address of each such Holder as set forth on the proofs of claim filed by such Holder, (2) at the address set forth in any written notice of address change delivered after the date of any related proof of claim to the Reorganized Debtor, if after the Effective Date or the Debtor, if prior to the Effective Date, or (3) at the address reflected in the Schedules filed by the Debtor if no proof of claim is filed and the Reorganized Debtor have not received a written notice or address change.

If any Distribution to the Holder of an Allowed Claim is returned as undeliverable, the Reorganized Debtor shall use reasonable efforts to determine such Holder’s then current address. After reasonable efforts, if the Reorganized Debtor still cannot determine such Holder’s then-current address, no further Distribution shall be made to such Holder unless and until the Reorganized Debtor are notified of such Holder’s then-current address.

Undeliverable distributions shall be set aside and held in a segregated account in the name of the Reorganized Debtor. If the Reorganized Debtor is able to determine or is notified of such Holder’s then-current address, then such Distribution, together with any interest earned thereon and proceeds thereof (less any withholding pursuant to the Prepackaged Plan) shall be paid or distributed to such Holder within ten (10) Business Days of the date the Reorganized Debtor determines the Holder’s then-current address. If the Reorganized Debtor cannot determine, or is not notified of, a Holder’s then-current address by the later of six (6) months after the Effective Date or six (6) months after the date of the first Distribution to such Holder, the Distribution reserved for such Holder shall be deemed an unclaimed Distribution to which subsection E of this Article VIII shall apply.

C. Allocation of Distributions: In the case of distributions with respect to Allowed Claims pursuant to the Prepackaged Plan, the amount of any Cash and the fair market value of any other consideration received by the holder of such Claim shall be allocable first to the principal amount of such Claim (as determined for federal income tax purposes) and then, to the extent of any excess, the remainder of the Claim.

D. Rounding of Fractional Distributions: Notwithstanding any other provision of the Prepackaged Plan, the Reorganized Debtor shall not be required to make any Distributions or payment of fractional dollars. Whenever any payment of Cash of a fraction of a dollar would otherwise be required under the Prepackaged Plan, the actual payment may reflect a rounding of such fraction (up or down) to the nearest whole dollar, with half dollars or less being rounded down.

E. Unclaimed Distributions: If the current address of a Holder of an Allowed Claim entitled to a Distribution has not been determined by the later of six (6) months after the Distribution Date or six (6) months after the date of the first Distribution to such Holder, then such Holder shall be deemed to have released such Allowed Claim.

F. Uncashed Checks: Checks issued in respect of Allowed Claims will be null and void if not negotiated within ninety (90) days after the date of issuance thereof, and such Holder of an Allowed Claim will forfeit its right to such Distribution. In no event shall any funds escheat to the State of Texas.

G. Compliance with Tax Requirements: In connection with the Prepackaged Plan, to the extent applicable, the Reorganized Debtor shall comply with all withholding and reporting requirements imposed on it by any Governmental Unit, and all Distributions pursuant to the Prepackaged Plan shall be subject to such withholding and reporting requirements.

H. De Minimus Distributions: Ratable Distributions to Holders of Allowed Claims will not be made if such Distribution will result in a Distribution amount of less than $50.00, unless a request therefore is made in writing to the Reorganized Debtor.

I. Setoffs and Recoupment: Except as otherwise specifically provided for herein, the Debtor or Reorganized Debtor may, but shall not be required to, setoff against or recoup from any Claim any claims or any nature whatsoever that the Debtor may have against the claimant, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtor or the Reorganized Debtor of any such claim they may have against such claimant.

J. No Postpetition Interest on Claims: Except as otherwise specifically provided for herein, in the Confirmation Order or in any other order of the Bankruptcy Court, or required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on any Claims or Interests, and no holder of a Claim or Interest shall be entitled to interest accruing on or after the Petition Date on any Claim or Interest.

ARTICLE IX.

SETTLEMENT, RELEASE, INJUNCTION AND RELATED PROVISIONS

A. Comprehensive Settlement of Claims and Controversies. As set forth herein, the Prepackaged Plan embodies an overall negotiated settlement of numerous Claims and issues pursuant to Bankruptcy Code § 1123 and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided under the Prepackaged Plan. Except with respect to the Causes of Action retained pursuant to Article X of the Prepackaged Plan the provisions of the Prepackaged Plan will constitute a good faith compromise and settlement of all Claims or controversies relating to the rights that a holder of a Claim or Interest may have with respect to any Allowed Claim or Allowed Interest against the Debtor or any distribution to be made pursuant to the Prepackaged Plan on account of any Allowed Claim or Allowed Interest against the Debtor. The entry of the Confirmation Order will constitute the Bankruptcy Court’s approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court’s finding that all such compromises or settlements are in the best interests (x) of the Debtor, the Reorganized Debtor and the Estate and property, and (y) Claim and Interest holders, and are fair, equitable and reasonable.

B. Settlement of Claims with Legacy Purchaser. As provided in the Langley RSA, pursuant to Bankruptcy Code § 1123 and Bankruptcy Rule 9019 and in consideration for the agreement by Legacy Purchaser to (i) accept an assignment of the Braker Facility Lease, and (ii) release the Debtor and Reorganized Debtor from all Claims relating to (a) the November 2016 Sale Transaction, (b) the November 2016 APA, (c) the Braker Facility Lease, and (d) the Stonehollow Lease Assignment, on the Effective Date the Reorganized Debtor shall make a Distribution to Legacy Purchaser in the amount of $1 million less the Debtor’s security deposit relating to the Braker Facility Lease.

C. Settlement of Claims with Mark Ascolese. The Debtor’s CEO, Mark Ascolese, has agreed to accept the Ascolese Settlement Options on the Effective Date in full and final satisfaction, settlement, and release of any and all claims he holds, or may hold, against the Debtor for unpaid compensation or restricted stock units through the Effective Date.

D. Settlement of Claims with Jay Powers. The Debtor’s CFO, Jay Powers, has agreed to accept a $30,000 cash payment to be paid on the Effective Date in full and final satisfaction, settlement, and release of any and all claims he holds, or may hold, against the Debtor for unpaid compensation through the Effective Date.

E. Indemnities. Notwithstanding anything to the contrary herein, any and all obligations of the Debtor to indemnify and hold harmless their current and former directors, officers, agents and employees, whether arising under the Debtor’s constituent documents, contract, law or equity, shall be assumed by, and assigned to, the Reorganized Debtor upon the occurrence of the Effective Date with the same effect as though such obligations constituted Executory Contracts that are assumed (or assumed and assigned, as applicable) under Bankruptcy Code § 365, and all such obligations shall be fully enforceable on their terms from and after the Effective Date.

F. Section 1125(e) Release. The Co-Proponents and their respective representatives will comply with Bankruptcy Code § 1125(e) and obtain the protections afforded by that section.

G. 210 Release. As of the Effective Date, for good and valuable consideration, the Debtor and Reorganized Debtor will be deemed to release and forever waive and discharge claims, interests, obligations, rights, suits, damages, losses, costs and expenses, actions, causes of action, remedies, and liabilities of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, suspected or unsuspected, matured or unmatured, fixed or contingent, existing or hereafter arising, in law, equity or otherwise that are based in whole or part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtor, the Chapter 11 Case, the Prepackaged Plan or the Disclosure Statement, or any prepetition claim that could have been asserted by or on behalf of the Debtor or its Estate or the Reorganized Debtor against 210, and any of its respective current and former affiliates, officers, directors, professionals, advisors, accountants, attorneys, investment bankers, consultants, employees, agents and other representatives (but solely in their capacity as such), including, but not limited to, all Avoidance Actions; provided, however, that 210 shall not be released under this subsection for any claim or cause of action arising as a result of 210’s (i) bad faith; (ii) actual fraud; (iii) willful misconduct; or (iv) gross negligence, each as determined by a Final Order of a court of competent jurisdiction.

H. Debtor Officer and Director Release. As of the Effective Date, for good and valuable consideration, the Debtor and Reorganized Debtor will be deemed to release and forever waive and discharge claims, interests, obligations, rights, suits, damages, losses, costs and expenses, actions, causes of action, remedies, and liabilities of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, suspected or unsuspected, matured or unmatured, fixed or contingent, existing or hereafter arising, in law, equity or otherwise that are based in whole or part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtor, the Chapter 11 Case, the Prepackaged Plan or the Disclosure Statement, or any prepetition claim that could have been asserted by or on behalf of the Debtor or its Estate or the Reorganized Debtor against Mark Ascolese, Jay Powers, Daryl Dulaney, and Stephen Clearman, including, but not limited to, all Avoidance Actions; provided, however, that Mark A. Ascolese, Jay Powers, Daryl Dulaney, and Stephen Clearman shall not be released under this subsection for any claim or cause of action arising as a result of Mark Ascolese’s, Jay Powers’, Daryl Dulaney’s, or Stephen Clearman’s (i) bad faith; (ii) actual fraud; (iii) willful misconduct; or (iv) gross negligence, each as determined by a Final Order of a court of competent jurisdiction.

I. Discharge and Discharge Injunction. Except as otherwise provided in the Prepackaged Plan, the rights granted in the Prepackaged Plan and the treatment of all Claims and Interests shall be in exchange for, and in complete satisfaction, discharge, and release of, all Claims and Interests of any nature whatsoever against the Debtor, the Reorganized Debtor, and any of the Estate property, whether such Claims or Interests arose before or during the Chapter 11 Case or in connection with implementation of the Prepackaged Plan. Except as otherwise provided in the Prepackaged Plan, on the Effective Date, each of the Debtor and the Reorganized Debtor shall be discharged and released from any and all Claims and Interests, including demands and liabilities that arose before the Effective Date, and all debts of the kind specified in Bankruptcy Code §§ 502(g), 502(h), or 502(i), regardless of whether (i) a Proof of Claim evidencing such debt was filed or deemed filed under Bankruptcy Code § 501; (ii) a Claim based on such debt is allowed under Bankruptcy Code § 502; or (iii) the Holder of a Claim based on such debt has accepted the Prepackaged Plan. Except as otherwise provided in the Prepackaged Plan, the Confirmation Order shall be a judicial determination of discharge of all liabilities of the Debtor. Pursuant to Bankruptcy Code § 524 and any other applicable section of the Bankruptcy Code, the discharge granted under this section shall void any judgment against the Debtor at any time obtained (to the extent it relates to a discharged Claim or Interest), and operates as an injunction against the prosecution of any action against the Reorganized Debtor or the Estate property (to the extent it relates to a discharged Claim or Interest).

J. Enjoining Holders of Claims Against and Interests in Debtor. Except as otherwise expressly provided in the Prepackaged Plan, after the Effective Date, all Entities who have been, are, or may be Holders of Claims against or Interests in the Debtor arising on or before the Effective Date shall be enjoined from taking any of the following actions against or affecting the Debtor, the Reorganized Debtor, its Estate, and Estate property in regard of such Claims or Interests (other than actions brought to enforce any rights or obligations under the Prepackaged Plan) to the fullest extent provided under Bankruptcy Code § 524 or any other applicable section of the Bankruptcy Code:

1. commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding of any kind against the Reorganized Debtor, the Debtor, its Estate, or Estate property (including, all suits, actions, and proceedings that are pending on the Effective Date, which shall be deemed withdrawn and dismissed with prejudice);

2. enforcing, levying, attaching, collecting, or otherwise recovering by any manner or means, directly or indirectly, any judgment, award, decree, or order against the Reorganized Debtor, the Debtor, its Estate, or Estate property;

3. creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any Lien against the Reorganized Debtor, the Debtor, its Estate, or Estate property;

4. asserting any right of subrogation, setoff, or recoupment of any kind, directly or indirectly, against any obligation due the Reorganized Debtor, the Debtor its Estate, or Estate property; and

5. proceeding in any manner and in any place whatsoever that does not conform to or comply with the provisions of the Prepackaged Plan.

K. Integral to the Plan. Each of the discharges and injunctions provided in this Article X is an integral part of the Prepackaged Plan and is essential to its implementation. Each of the Protected Parties and any other parties protected by the releases and exculpations set forth in this Article X shall have the right to independently seek the enforcement of the releases and exculpations set forth in this Article X.

ARTICLE X.

RETENTION OF RIGHTS OF ACTION

A. Reorganized Debtor’s Preservation, Retention and Maintenance of Rights of Action: Except as otherwise provided in the Prepackaged Plan, or in any contract, instrument, release, or other agreement entered into in connection with the Prepackaged Plan, in accordance with Bankruptcy Code § 1123(b)(3), the Reorganized Debtor shall retain and shall have the exclusive right, authority, and discretion to (without further order of the Court) determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, or withdraw, or litigate to judgment any and all Rights of Action that the Debtor or the Estate may hold against any Entity, whether arising before or after the Petition Date. The Debtor reserves and shall retain the foregoing Rights of Action notwithstanding the rejection of any Executory Contract or Unexpired Lease during the Chapter 11 Case.

B. Preservation of All Rights of Action Not Expressly Settled or Released: Unless a Right of Action is expressly waived, relinquished, released, compromised or settled in the Prepackaged Plan or any Final Order, the Debtor expressly reserves such Right of Action (including any counterclaims) for later adjudication by the Reorganized Debtor. Therefore, no preclusion doctrine, including the doctrines of res judicata, collateral, estoppel, issue preclusion, claim preclusion, waiver, estoppel (judicial, equitable or otherwise) or laches shall apply to such Rights of Action (including counterclaims) on or after the Confirmation of the Prepackaged Plan.

ARTICLE XI.

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PREPACKAGED PLAN

A. Amendment or Modification of the Prepackaged Plan. Subject to Bankruptcy Code § 1127, to the extent applicable, Bankruptcy Code §§ 1122, 1123 and 1125, the Debtor may alter, amend or modify the Prepackaged Plan or the Exhibits at any time prior to or after the Confirmation Date but prior to the substantial consummation of this Plan, with the consent of 210.

B. Revocation or Withdrawal of the Prepackaged Plan. The Debtor, with the written consent of 210 or as otherwise permitted by the 210 RSA, reserves the right to revoke or withdraw this Prepackaged Plan at any time prior to the Confirmation Date and to file subsequent plans. If the Debtor, with the written consent of 210 or as otherwise permitted by the 210 RSA, revokes or withdraws this Prepackaged Plan prior to the Confirmation Date, or if the Confirmation Date or the Effective Date does not occur, then (i) this Prepackaged Plan shall be deemed null and void in all respects; (ii) any settlement or compromise embodied in the Prepackaged Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected by the Prepackaged Plan, and any document or agreement executed pursuant to the Prepackaged Plan, shall be deemed null and void in all respects; and (iii) nothing contained in the Prepackaged Plan shall be deemed to constitute an admission, waiver or release of any claims by or against the Debtor or any other Entity, or to prejudice in any manner the rights of the Debtor, the Estate or any Entity in any further proceedings involving the Debtor.

ARTICLE XII.

RETENTION OF JURISDICTION

A. Exclusive Bankruptcy Court Jurisdiction. Notwithstanding the entry of the Confirmation Order or the occurrence of the Effective Date, the Bankruptcy Court, even after the Chapter 11 Case has been closed, shall have jurisdiction over all matters arising under, arising in, or relating to the Chapter 11 Case, including, among other things, proceedings to:

1. ensure that the Prepackaged Plan is fully consummated and implemented;

2. enter such orders that may be necessary or appropriate to implement, consummate, or enforce the provisions of the Prepackaged Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Prepackaged Plan or the Disclosure Statement;

3. consider any modification of the Prepackaged Plan under Bankruptcy Code § 1127;

4. hear and determine all Claims, controversies, suits, and disputes against the Debtor to the full extent permitted under 28 U.S.C. §§ 157 and 1334;

5. allow, disallow, determine, liquidate, classify, estimate, or establish the priority or secured or unsecured status of any Claim, including the resolution of any and all objections to the allowance or priority of Claims;

6. hear, determine, and adjudicate any litigation involving the Rights of Action or other claims or causes of action constituting Estate property;

7. decide or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any motions or applications involving the Debtor that are pending on or commenced after the Effective Date;

8. resolve any cases, controversies, suits, or disputes that may arise in connection with the consummation, interpretation, or enforcement of the Prepackaged Plan, or any Entity’s obligations incurred in connection with the Prepackaged Plan, or any other agreements governing, instruments evidencing, or documents relating to any of the foregoing, including the interpretation or enforcement of any rights, remedies, or obligations under any of the foregoing;

9. hear and determine all controversies, suits, and disputes that may arise out of or in connection with the enforcement of any subordination and similar agreements among Creditors under Bankruptcy Code § 510;

10. hear and determine all requests for compensation and/or reimbursement of expenses that may be made for fees and expenses incurred before the Effective Date;

11. enforce any Final Order, the Confirmation Order, the Final Decree, and all injunctions contained in those orders;

12. enter an order concluding and terminating the Chapter 11 Case;

13. correct any defect, cure any omission, or reconcile any inconsistency in the Prepackaged Plan, or the Confirmation Order, or any other document or instruments created or entered into in connection with the Prepackaged Plan;

14. determine all questions and disputes regarding title to the Estate property;

15. classify the Claims of any Creditor and the treatment of those Claims under the Prepackaged Plan, re-examine Claims that may have been allowed for purposes of voting, and determine objections that may be filed to any Claims;

16. take any action described in the Prepackaged Plan involving the Debtor;

17. enter and implement such orders that are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

18. hear, determine and adjudicate any motions, contested or litigated motions brought pursuant to Bankruptcy Code § 1112;

19. hear, determine, and adjudicate all matters the Bankruptcy Court has authority to determine under Bankruptcy Code § 505, including determining the amount of any unpaid liability of the Debtor or the Estate for any tax incurred or accrued during the calendar year in which the Prepackaged Plan is confirmed;

20. enter a Final Decree as contemplated by Bankruptcy Rule 3022; and

21. hear, determine, and adjudicate any and all claims brought under the Prepackaged Plan.

B. Limitation on Jurisdiction: In no event shall the provisions of this Prepackaged Plan be deemed to confer in the Bankruptcy Court jurisdiction greater than that established by the provisions of 28 U.S.C. §§ 157 and 1334.

ARTICLE XIII.

EVENTS OF DEFAULT

A. Events of Default: An event of default shall have occurred if the Reorganized Debtor or any other Entity takes any action, fails to take any action, or fails to refrain from taking an action prevented, required, or otherwise set forth in the Prepackaged Plan.

B. Remedies for Default:

1. Procedure: Subject to Bankruptcy Code § 1112, should an event of default occur by the Reorganized Debtor or any other Entity, at least one (1) party-in-interest must provide written notice of the default to the defaulting party and serve copies of the notice to all parties identified in the Post-Confirmation Service List. If the default is not cured within ten (10) days after service of the notice of default, the notifying party may present an ex parte order to the Bankruptcy Court setting a date and time when the defaulting party must appear before the Bankruptcy Court and show cause why it should not be held in contempt of the Confirmation Order.

2. Remedy for Default: If the defaulting party is found to be in default of the Prepackaged Plan, the Bankruptcy Court shall:

a. assess the costs of proceeding on the order to show cause against the defaulting party; and

b. designate a person to appear, sign, and/or accept on behalf of the defaulting party the documents required under the Prepackaged Plan in accordance with Rule 70 of the Federal Rules of Civil Procedure, or enter such other order compelling compliance with the Prepackaged Plan that may be necessary and that does not materially alter the terms of the Prepackaged Plan as confirmed.

3. Award to Prevailing Party: The prevailing party in any show cause proceeding shall be entitled to recover reasonable attorneys’ fees and costs to the extent not already awarded under this section.

ARTICLE XIV.

MISCELLANEOUS PROVISIONS

A. Conditions to Confirmation. This Plan shall not be confirmed unless and until the Confirmation Order, in form and substance satisfactory to the Debtor and 210, shall have been entered and have become a Final Order not later than forty-five (45) calendar days after the Petition Date, unless (i) otherwise agreed by 210 or (ii) waived in accordance with Article XIV(C) of this Prepackaged Plan.

B. Conditions to Occurrence of the Effective Date: The Prepackaged Plan will not be effective, and the Effective Date shall not occur, unless and until the following conditions shall have been satisfied or waived in accordance with Article XIV(C) of this Prepackaged Plan:

1. The condition to confirmation in Article XIV(A) of this Prepackaged Plan shall have been either satisfied or waived in accordance with Article XIV(C) of this Prepackaged Plan.

2. The 210 RSA shall not have been terminated pursuant to the terms of the 210 RSA.

3. The aggregate amount of Cure Claims that are not subject to an objection shall not exceed $75,000 as of the Effective Date.

4. As of the Effective Date, the aggregate amount of (a) General Unsecured Claims and Secured Claims, including Claims other than the Claims of Langley, Mark Ascolese, and Jay Powers, scheduled that are not designated as disputed, contingent, or unliquidated, and (b) Proofs of Claim filed as General Unsecured Claims or Secured Claims, including Secured Tax Claims and Priority Tax Claims, but not including the Claims of Langley, Mark Ascolese, and Jay Powers, to which (i) no objection to the allowance thereof has been interposed, or (ii) an objection to the allowance thereof has been filed without the consent or authorization of 210, shall not exceed $250,000. 210 shall not unreasonably withhold its consent or authorization to file any objection to any Proof of Claim.

5. The conditions precedent contained in the SPA shall have occurred or been waived by 210 in its sole discretion and the SPA Ancillary Documents and all other corporate documents necessary or appropriate to the implementation of the Prepackaged Plan, the 210 RSA, and/or the SPA shall have been executed, delivered, and where applicable, filed with the appropriate governmental authorities.

6. If the Debtor seeks to assume and assign the Braker Lease via motion rather than pursuant to the Plan, a Final Order approving the assumption and assignment of the Braker Lease shall have been entered.

C. Waiver of Conditions. Each of the conditions set forth in Articles XIV(A) and XIV(B) of this Prepackaged Plan may be waived in whole or in part by the Debtor with the written consent of 210 after five (5) days’ notice to the Bankruptcy Court and parties in interest who have entered an appearance in the Chapter 11 Case but without the need for a hearing.

D. Due Authorization by Claim and Interest Holders: Each and every Creditor who elects to participate in the Distributions provided for herein warrants that the Creditor is authorized to accept in consideration of its Claim against the Debtor the Distributions provided for in this Prepackaged Plan and that there are no outstanding commitments, agreements, or understandings, express or implied, that may or can in any way defeat or modify the rights conveyed or obligations undertaken by the Creditor under this Prepackaged Plan.

E. Filing of Additional Documentation: On or before the Effective Date, the Debtor, may file with the Bankruptcy Court such agreements and other documents as may be reasonably necessary or appropriate to effectuate and further evidence the terms and conditions of the Prepackaged Plan, each of which shall be in a form and substance satisfactory to 210.

F. Further Authorizations: The Reorganized Debtor may seek such orders, judgments, injunctions, and rulings as any one or more of them deem necessary to further carry out the intentions and purposes of, and give full effect to the provisions of, the Prepackaged Plan.

G. Post Confirmation Service List: Any Entity that desires to receive notices or other documents required to be served under the Prepackaged Plan after the Confirmation Date must request that the Debtor or Reorganized Debtor add such Entity to the Post-Confirmation Service List to be maintained by the Debtor or Reorganized Debtor. Entities not on the Post-Confirmation Service List shall not receive notices or other documents required to be served under the Prepackaged Plan after the Confirmation Date. Any Entity that provides an e-mail address may be served by e-mail after the Confirmation Date. The Debtor or Reorganized Debtor shall file the Post-Confirmation Service List with the Bankruptcy Court and amend the Post-Service Confirmation List from time to time.

H. Successors and Assigns: The rights, benefits and obligations of any Entity named or referred to in the Prepackaged Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such Entity.

I. Transfer of Claims: Any transfer of a Claim shall be in accordance with Bankruptcy Rule 3001(e). Notice of any such transfer shall be forwarded to the Reorganized Debtor by registered or certified mail, as set forth in Article XIV(J) of the Prepackaged Plan. Both the transferee and transferor shall execute any notice, and the signatures of the parties shall be acknowledged before a notary public. The notice must clearly describe the interest in the claim to be transferred. No transfer of a partial interest shall be allowed. All transfers must be of one hundred percent (100%) of the transferor’s interest in the Claim.

J. Notices: Any notice required to be given under the Prepackaged Plan shall be in writing and served upon the Debtor, 210, and any party that has filed an appearance and request for notice in the Chapter 11 Case. Any notice that is allowed or required hereunder except for a notice of change of address shall be considered complete on the earlier of (a) three days following the date the notice is sent by United States mail, postage prepaid, or by overnight courier service, or in the case of mailing to a non-United States address, air mail, postage prepaid, or personally delivered; (b) the date the notice is actually received by the Entities on the Post-Confirmation Service List by facsimile or computer transmission; or (c) three days following the date the notice is sent to those Entities on the Post-Confirmation Service List as it is adopted by the Bankruptcy Court at the Confirmation Hearing and as amended from time to time.

All notices and other communications to the Debtor shall be addressed as follows:

P10 Industries, Inc.

2128 Braker Lane, BK 12

Austin, Texas 78758

Telephone: (512) 836-6464

Attn: Mark Ascolese

with a copy to:

Eric Terry Law, PLLC

4040 Broadway Street

Suite 350

San Antonio, Texas 78209

Attn: Eric Terry (eric@ericterrylaw.com)

All notices and other communication to 210, shall be addressed as follows:

210/P10 Investment LLC

8214 Westchester Drive, Suite 950

Dallas, Texas 75225

Attn: Caryn Peeples

with a copy to:

Haynes and Boone, LLP

2323 Victory Ave., Suite 700

Dallas, Texas 75219

Attn: Robert D. Albergotti (Robert.Albergotti@haynesboone.com) and Jarom J. Yates (Jarom.Yates@haynesboone.com)

K. U.S. Trustee Fees: The Debtor will pay pre-confirmation fees owed to the U.S. Trustee on or before the Effective Date of the Prepackaged Plan. After confirmation, the Reorganized Debtor will file with the court and serve on the U.S. Trustee quarterly financial reports in a format prescribed by the U.S. Trustee, and the Reorganized Debtor will pay post-confirmation quarterly fees to the U.S. Trustee until a Final Decree is entered or the case is converted or dismissed as provided in 28 U.S.C. 1930(a)(6).

L. Implementation: The Reorganized Debtor shall be authorized to perform all reasonable, necessary and authorized acts to consummate the terms and conditions of the Prepackaged Plan.

M. No Admissions: Notwithstanding anything herein to the contrary, nothing contained in the Prepackaged Plan shall be deemed an admission by the Debtor, or any other Entity with respect to any matter set forth herein, including, without limitation, liability on any Claim or Interest or the propriety of the classification of any Claim or Interest.

N. Substantial Consummation: Substantial consummation of the Prepackaged Plan under 11 U.S.C. § 1101(2) shall be deemed to occur on the Effective Date.

O. Good Faith: Confirmation of the Prepackaged Plan shall constitute a finding that (i) the Prepackaged Plan has been proposed in good faith and in compliance with the provisions of the Bankruptcy Code and (ii) the solicitation of acceptances or rejections of the Prepackaged Plan by all Entities and the offer, issuance, sale, or purchase of any security offered or sold under the Prepackaged Plan has been in good faith and in compliance with applicable provisions of the Bankruptcy Code.

P. Final Decree: On substantial consummation, the Reorganized Debtor may request the Bankruptcy Court to enter a Final Decree closing the Chapter 11 Case and such other orders that may be necessary and appropriate.

Q. Severability of Prepackaged Plan Provisions. If, prior to the Confirmation Date, any term or provision of the Prepackaged Plan is determined by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Prepackaged Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration, or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Prepackaged Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

Dated: April 20, 2017

P10 INDUSTRIES, INC.

/s/ Mark A. Ascolese
By: Mark A. Ascolese
Its: Chief Executive Officer

EXHIBIT A

GLOSSARY OF DEFINED TERMS

1. 210: 210/P10 Investment LLC, a Texas limited liability company.

2. 210 Designees: Robert H. Alpert and C. Clark Webb.

3. 210 RSA: The Restructuring Support Agreement entered into by the Debtor and 210 prior to the Petition Date.

4. Administrative Claim: A Claim for costs and expenses of administration pursuant to Bankruptcy Code §§ 503(b), 507(a)(2), 507(b), or 1114(e)(2), including: (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors (such as wages, salaries, or commissions for services, and payments for goods and other services and leased premises); (b) compensation for legal, financial advisory, accounting, and other services, and reimbursement of expenses Allowed pursuant to Bankruptcy Code §§ 328, 330(a), or 331 or otherwise for the period commencing on the Petition Date and ending on the Effective Date; (c) all fees and charges assessed against the Estates pursuant to chapter 123 of the Judicial Code; and (d) all requests for compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to Bankruptcy Code §§ 503(b)(3), (4), and (5).

5. Administrative Claim Bar Date: Thirty (30) days after the Effective Date or such earlier deadline governing a particular Administrative Claim contained in an order of the Bankruptcy Court entered before the Effective Date.

6. Administrative Claim Objection Deadline: Twenty (20) days after the Administrative Claim Bar Date or such earlier deadline governing the objection to a particular Administrative Claim contained in an order of the Bankruptcy Court entered before the Effective Date.

7. Allowance Date: The date a Claim or Interest is Allowed.

8. Allowed: With respect to Claims and Interests: (a) any Claim or Interest, proof of which is timely filed by the applicable bar date (or that by the Bankruptcy Code or Final Order is not or shall not be required to be filed); (b) any Claim or Interest that is listed in the Schedules as of the Effective Date as not Disputed, not contingent, and not unliquidated, and for which no Proof of Claim has been timely filed; or (c) any Claim Allowed pursuant to the Prepackaged Plan; provided that with respect to any Claim or Interest described in clauses (a) or (b) above, such Claim or Interest shall be considered Allowed only if and to the extent that (1) no objection to the allowance thereof has been interposed within the applicable period of time fixed by the Prepackaged Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or (2) such an objection is so interposed and the Claim or Interest shall have been Allowed for distribution purposes only by a Final Order; provided further that the Claims and Interests described in clauses (a) and (b) above shall not include any Claim or Interest on account of an option to purchase an Interest that is not exercised by the Voting Deadline. Except as otherwise specified in the Prepackaged Plan or an order of the Bankruptcy Court, the amount of an Allowed Claim shall not include interest on such Claim from and after the Petition Date. For purposes of determining the Allowed Amount of a Claim, there shall be deducted therefrom an amount equal to the amount of any Claim that the Debtors may hold against the Holder thereof, to the extent such Claim may be offset, recouped, or otherwise reduced under applicable law.

9. Allowed Amount: The amount at which a Claim or Interest is Allowed.

10. Allowed Secured Non-Tax Claim: An Allowed Secured Claim that is not a Secured Tax Claim.

11. Assumed Executory Contract: An Executory Contract or Unexpired Lease assumed under Bankruptcy Code § 365 pursuant to the terms of the Prepackaged Plan.

12. Ascolese Settlement Options: The 1,600,000 in new stock options with respect to the Reorganized Debtor’s common stock to be provided to Mark Ascolese on the Effective Date in accordance with Article IX.C of the Plan, which will have an exercise price of the higher of either (i) $0.215 cents or (ii) the average share price of the Reorganized Debtor’s common stock over the first five (5) stock trading days after the Effective Date, provided however that Mark Ascolese must provide the Reorganized Debtor’s board of directors with notice of his intent to exercise any such options and the Reorganized Debtor shall have the option, in its sole and absolute discretion, to settle such options for cash in lieu of issuing common stock in the Reorganized Debtor. For the avoidance of doubt, the Ascolese Settlement Options are not being issued under any benefit plan of the Debtor or Reorganized Debtor.

13. AST: American Stock Transfer & Trust Company, LLC, the Company’s rights agent under the Rights Agreement Amendment.

14. Avoidance Action: Any causes of action arising under Bankruptcy Code §§ 506, 510, 542, 543, 544, 545, 546, 547, 548, 549, 550, 551, and 553.

15. Bankruptcy Code: Title 11 of the United States Code, 11 U.S.C. §§ 101-1532.

16. Bankruptcy Court: The United States Bankruptcy Court for the Western District of Texas, San Antonio Division.

17. Bankruptcy Rules: The Federal Rules of Bankruptcy Procedure, and the general, local, and chambers rules and orders of the Bankruptcy Court.

18. Braker Facility Lease: The Debtor’s lease for the premises of the Braker facility located at 2128 Braker Lane, Austin, Travis County, Texas.

19. Business Day: Any day, other than a Saturday, Sunday, or legal holiday.

20. Cash: Cash, cash equivalents, and other readily marketable securities or instruments, including, without limitation, direct obligations of the United States and certificates of deposit issued by federally insured banks.

21. Certificate of Designation: The certificate of designation describing the rights, preferences and privileges of the SPA Preferred Stock which shall be authorized on the Effective Date and filed with the Secretary of State of the State of Delaware, a form of which will be included in the Plan Supplement.

22. Chapter 11 Case: The Chapter 11 case filed by the Debtor on the Petition Date in the Bankruptcy Court.

23. Charter Amendment: The amendments to the Reorganized Debtor’s corporate charter which shall become effective on the Effective Date and filed with the Secretary of State of the State of Delaware, a form of which will be included in the Plan Supplement.

24. Claim: Any claim against the Debtor as defined in Bankruptcy Code § 101(5).

25. Claims Register: The official register of Claims and Interests maintained by the Bankruptcy Court.

26. Class: A class of Holders of Claims or Interests as set forth in the Prepackaged Plan.

27. Clerk: Clerk of the Bankruptcy Court.

28. Confirmation: The entry of the Confirmation Order.

29. Confirmation Date: The date upon which the Confirmation Order is entered by the Bankruptcy Court on its docket, within the meaning of Bankruptcy Rules 5003 and 9021.

30. Confirmation Hearing: The hearing at which the Confirmation Order is first considered by the Bankruptcy Court.

31. Confirmation Order: The order of the Bankruptcy Court confirming the Prepackaged Plan pursuant to Bankruptcy Code § 1129.

32. Consummation: The occurrence of the Effective Date.

33. Continuing Directors: Mark Ascolese and Daryl Dulaney.

34. Continuing Officers: Mark Ascolese as chief executive officer and James A. Powers as chief financial officer.

35. Co-Proponents: The Debtor and 210.

36. Creditor: A Holder of a Claim.

37. Cure Claim: The amount due to the non-Debtor contracting party based upon the Debtor’s default under an Executory Contract or Unexpired Lease at the time such Executory Contract or Unexpired Lease is assumed pursuant to Bankruptcy Code § 365.

38.	Debtor: P10 Industries, Inc., a Delaware corporation formerly known as Active Power Inc.

39. Derivative Litigation Claim: Any claim, cause of action, demand, or any other right to payment derivative of or from the Debtor that is property of the Estate under 11 U.S.C. § 541.

40. Disclosure Statement: Disclosure Statement Under 11 U.S.C. § 1125 in Support of the Prepackaged Plan of Reorganization for P10 Industries, Inc. Under Chapter 11 of the United States Bankruptcy Code.

41. Disputed: With respect to any Claim or Interest, any Claim or Interest listed on (a) the Claims Register that is not yet Allowed or (b) the Schedules as disputed.

42. Distribution: The property required by the Prepackaged Plan to be distributed to the Holders of Allowed Claims and Allowed Interests.

43. Distribution Date: The Date when Distributions occur under the Prepackaged Plan.

44. Effective Date: The date selected by the Debtor, in consultation with 210, that is a Business Day after the Confirmation Date on which the conditions as specified in Article XIV(B) of the Prepackaged Plan have been satisfied or waived. Unless otherwise specifically provided in the Prepackaged Plan, anything required to be done by the Debtor or the Reorganized Debtor on the Effective Date may be done on the Effective Date or as soon as reasonably practicable thereafter.

45. Employee Agreement Amendments: The agreements to be executed on the Effective Date between the Reorganized Debtor and the Continuing Officers the forms of which will be included in the Plan Supplement.

46. Entity: The meaning assigned to such term by Bankruptcy Code § 101(15).

47. Estate: The bankruptcy estate of the Debtor created by virtue of Bankruptcy Code § 541 upon the commencement of the Chapter 11 Case.

48. Executory Contract: A contract to which the Debtor is a party that is subject to assumption or rejection under Bankruptcy Code § 365.

49. Final Decree: The decree for the Chapter 11 Case contemplated under Bankruptcy Rule 3022.

50. Final Order: As applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter, which has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought. With respect to Confirmation of the Prepackaged Plan, Final Order shall mean an order confirming the Prepackaged Plan that has been entered on the docket in the Debtor’s bankruptcy case and as to which the 14 day stay of effectiveness provided for in Bankruptcy Rule 3020(e) has been waived, and as to which any motion to stay effectiveness or to amend or modify such order has been denied or overruled.

51. General Unsecured Claim: Any Claim that is not an Administrative Claim, Secured Claim, Priority Tax Claim, or Priority Non-Tax Claim, including, without limitation, (a) any claim arising from the rejection of an Executory Contract or Unexpired Lease and (b) any portion of a Claim to the extent the value of the Holder’s interest in property securing such Claim is less than the amount of the Claim, as determined pursuant to Bankruptcy Code § 506(a).

52. Governmental Unit: The meaning assigned to such term by Bankruptcy Code § 101(27).

53. Holder: An Entity holding a Claim or Interest, as applicable.

54. Impaired: With respect to any Class of Claims or Interests, impairment within the meaning of Bankruptcy Code § 1124.

55. Indemnification Agreements: The indemnification agreements between the Reorganized Debtor and the 210 Designees, to be executed by the Reorganized Debtor and the 210 Designees on the Effective Date, the forms of which will be included in the Plan Supplement.

56. Interest: Any equity security in the Debtor, including all issued, unissued, authorized, or outstanding shares of stock together with any warrants, options, or contractual rights to purchase or acquire such equity securities at any time and all rights arising with respect thereto.

57. Internal Revenue Code: The Internal Revenue Code of 1986, as amended.

58. IRS: The Internal Revenue Service.

59. Judicial Code: Title 28 of the United States Code, 28 U.S.C. §§ 1–4001.

60. Langley: Langley Holdings plc, a United Kingdon public limited company.

61. Legacy Purchaser: Langley and Piller Power Systems, Inc., a Delaware corporation formerly known as Piller USA, Inc., and a wholly owned subsidiary of Langley.

62. Langley RSA: The restructuring support agreement between Langley and the Debtor under which Langley agreed to support a plan incorporating the settlement more fully described in Article IX.B of the Prepackaged Plan.

63. Loan Agreement: The loan agreement to be entered into by and between 210 and the Reorganized Debtor on the Effective Date, a form of which will be included in the Plan Supplement.

64. Loan Documents: The Loan Agreement, Promissory Note, and related collateral and other documents.

65. Lien: With respect to any property or asset, any mortgage, lien, interest pledge, charge, security interest, encumbrance, mechanics’ lien, materialman’s lien, statutory lien or right, and other consensual or non-consensual lien, whenever granted and including, without limitation, those charges or interests in property within the meaning of “lien” under Bankruptcy Code § 101(37).

66. Liquidation Analysis: The liquidation analysis contained in the Disclosure Statement.

67. New Common Stock: The shares of common stock in the Reorganized Debtor in an amount equal to the total number of issued and outstanding shares of common stock in the Debtor (other than the shares issued pursuant to the SPA and/or authorized pursuant to the Charter Amendment).

68. New Organizational Documents: The Charter Amendment, Certificate of Designation and any other revisions, modifications, amendments, or restatements of the Debtor’s existing organizational documents including without limitation its charter, articles of incorporation, by-laws, or other founding or governance documents to be executed and approved pursuant to the terms of the Prepackaged Plan or Confirmation Order.

69. Ordinary Course Liability: Claims incurred after the Petition Date and prior to the Effective Date in the ordinary course of business of the Debtor, relating to the Debtor’s business, consistent with past practices during the pendency of and, as applicable, taking into account, the Chapter 11 Case.

70. Petition Date: March 22, 2017.

71. Plan Supplement: The compilation of documents and forms of documents, agreements, schedules, and exhibits to the Prepackaged Plan (a) in form and substance satisfactory to (i) the Debtor and (ii) 210 and (b) as may be altered, amended, modified, or supplemented from time to time in accordance with the terms of the Prepackaged Plan and the 210 RSA and in accordance with the Bankruptcy Code and Bankruptcy Rules, to be Filed by the Debtor no later than five days before the Confirmation Hearing or such other date as may be approved by the Bankruptcy Court.

72. Post-Confirmation Service List: The list of those Entities who have notified the Reorganized Debtor in writing, at or following the Confirmation Hearing, of their desire to receive notice of all pleadings filed after the Confirmation Date and have provided the e-mail or physical address to which such notices shall be sent.

73. Post-Petition Tax Claim: An Administrative Claim or other Claim by a Governmental Unit for taxes (and for interest and/or penalties related to such taxes) for any tax year or period, which accrued or were assessed within the period from and including the Petition Date through and including the Effective Date.

74. Post-Petition Tax Claim Bar Date: The later of (i) forty-five (45) days following the Effective Date and (ii) ninety (90) days following the filing with the applicable Governmental Unit of the tax return for such taxes for such tax year or period, or by such earlier deadline governing a particular Post-Petition Tax Claim contained in an order of the Bankruptcy Court entered before the Effective Date.

75. Post-Petition Tax Claim Objection Deadline: Twenty (20) days after the Post-Petition Tax Claim Bar Date or such earlier deadline governing the objection to a particular Post-Petition Tax Claim contained in an order of the Bankruptcy Court entered before the Effective Date.

76. Prepackaged Plan: Prepackaged Plan of Reorganization for P10 Industries, Inc. Under Chapter 11 of the United States Bankruptcy Code.

77. Prepackaged Plan Documents: The Prepackaged Plan and all exhibits thereto, the Disclosure Statement and all exhibits thereto, and the SPA and all exhibits thereto, each of which shall be in a form and manner satisfactory to 210 in its sole discretion.

78. Prepackaged Plan Objection Deadline: April 21, 2017.

79. Priority Non-Tax Claim: Any Claim accorded priority in right of payment pursuant to Bankruptcy Code § 507(a), other than a Priority Tax Claim or an Administrative Claim.

80. Priority Tax Claim: Any Claim of the kind specified in Bankruptcy Code § 507(a)(8).

81. Professional: An Entity retained or to be compensated under Bankruptcy Code §§ 327, 328, 330, 331, 503(b) or 1103.

82. Professional Fee Claim: An Administrative Claim of a Professional for compensation for services rendered and/or reimbursement of costs and expenses incurred on and after the Petition Date and prior to the Effective Date.

83. Professional Fee Claim Bar Date: Thirty (30) days after the Effective Date or such earlier deadline governing a particular Professional Fee Claim contained in an order of the Bankruptcy Court entered before the Effective Date.

84. Professional Fee Claim Objection Deadline: Twenty (20) days after the Professional Fee Claim Bar Date or such earlier deadline governing the objection to a particular Professional Fee Claim contained in an order of the Bankruptcy Court entered before the Effective Date.

85. Promissory Note. The promissory note, the form of which shall be included in the Plan Supplement which shall be issued by the Reorganized Debtor to 210 in connection with an advance under the Loan Agreement.

86. Proof of Claim: Any proof of claim filed with the Bankruptcy Court with respect to the Debtor pursuant to Bankruptcy Code § 501 and Bankruptcy Rules 3001 and 3002.

87. Proof of Claim Bar Date: April 21, 2017.

88. Proposed Cure Claim Amount: The amount the Debtor represents is the appropriate Allowed Cure Claim due to a non-Debtor contracting party under an Assumed Executory Contract assumed pursuant to the Prepackaged Plan.

89. Proposed Cure Claim Disclosure: Disclosure containing the Proposed Cure Claim Amounts for each Executory Contract and Unexpired Lease to be assumed pursuant to the Prepackaged Plan, attached hereto as Exhibit F or otherwise included in the Plan Supplement.

90. Proposed Cure Claim Objection Deadline: The deadline for filing objections to the Proposed Cure Claim Amounts on the Proposed Cure Claim Disclosure, which shall be the same date as Prepackaged Plan Objection Deadline.

91. Protected Party: The Reorganized Debtor, the Debtor, 210, and any of their respective current and former officers and directors, professionals, advisors, accountants, attorneys, investment bankers, consultants, employees, agents, and other representatives (but solely in their capacity as such).

92. Registration Rights Agreement. The registration rights agreement between the Reorganized Debtor and 210 describing the registration rights provided by the Reorganized Debtor to 210 under the Securities Act and the rules and regulations promulgated thereunder, a form of which will be included in the Plan Supplement.

93. Reinstate: To reinstate the legal, equitable, and contractual rights of the Holder of a Claim or Interest.

94. Rejection Claim Bar Date: The first Business Day that is thirty (30) days after the Effective Date or such earlier date that may be set by the Bankruptcy Court concerning a particular Executory Contract.

95. Rejected Executory Contracts: The executory contracts and unexpired leases set forth on Exhibit E to the Prepackaged Plan or as may be included in the Plan Supplement.

96. Reorganized Debtor: The Debtor or any successors thereto by merger, consolidation or otherwise, on or after the Effective Date, after giving effect to the transactions occurring on the Effective Date in accordance with the Prepackaged Plan.

97. Right of Action: Any and all claims, debts, demands, rights, defenses, actions, causes of action, suits, contracts, agreements, obligations, accounts, defenses, offsets, powers, privileges, licenses and franchises of any kind or character whatsoever, known or unknown, suspected or unsuspected, whether arising before, on, or after the Petition Date, in contract or in tort, at law or in equity, or under any other theory of law, of the Debtor or the Estate, including (a) rights of setoff, counterclaim, or recoupment, and claims on contracts or for breaches of duties imposed by law; (b) claims pursuant to 11 U.S.C. § 362; (c) such claims and defenses as fraud, mistake, duress, and usury; and (d) all Avoidance Actions.

98. Rights Agreement Amendment: The amendment to that certain Rights Agreement, dated as of June 15, 2016, between the Debtor and AST.

99. Rights Plan Amendment: The rights plan amendment, a form of which will be included in the Plan Supplement.

100. Schedules: The schedules of assets and liabilities, schedules of Executory Contracts and Unexpired Leases, and statements of financial affairs, as may be amended from time to time, filed by the Debtor pursuant to Bankruptcy Code § 521, the official bankruptcy forms, and the Bankruptcy Rules.

101. Secured Claim: A Claim that is (a) secured by a Lien on property in which the applicable Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff under Bankruptcy Code § 553, to the extent of the value of the creditor’s interest in such Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to Bankruptcy Code § 506(a); or (b) Allowed pursuant to the Plan as a Secured Claim.

102. Secured Tax Claim: A Secured Claim of a Governmental Unit based on a tax allegedly owed by the Debtors.

103. Securities Act: The Securities Act of 1933, as amended.

104. SPA: The Securities Purchase Agreement to be executed by the Debtor and 210 on the Effective Date pursuant to which 210 will purchase the SPA Common Stock.

105. SPA Ancillary Documents: The Certificate of Designation, Registration Rights Agreement, Rights Plan Amendment, Charter Amendment, Indemnification Agreements, Employee Agreement Amendments, and Rights Agreement Amendment.

106. SPA Common Stock: The 21.65 million shares of the Reorganized Debtor’s common stock, par value $0.001 per share, to be issued by the Reorganized Debtor and purchased by 210 pursuant to the SPA in exchange for the SPA Purchase Consideration.

107. SPA Preferred Stock: The Debtor’s Series C Preferred Stock, par value $0.001 per share to be issued to 210 upon the terms and conditions contained in the SPA.

108. SPA Purchase Consideration: The $4,654,750.00 purchase price to be paid by 210 to acquire the SPA Common Stock pursuant to the terms of the SPA.

109. Stonehollow Lease Assignment: The Assignment and Assumption of Lease Agreement, dated November 19 2016, relating to the Debtor’s former facility at 11525 Stonehollow Drive, Austin, Texas.

110. Unexpired Lease: A lease to which one or more of the Debtors is a party that is subject to assumption or rejection under Bankruptcy Code § 365.

111. Unimpaired: With respect to a Class of Claims or Interests, a Class of Claims or Interests that is unimpaired within the meaning of Bankruptcy Code § 1124.

112. Voting Class: A Class entitled to vote to accept or reject the Prepackaged Plan.

113. Voting Deadline: The deadline for submitting a Ballot to accept or reject the Prepackaged Plan.